                                                                      EXHIBIT 12

                       ROCKWELL INTERNATIONAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN MILLIONS, EXCEPT RATIOS)

                                                             FISCAL YEAR ENDED SEPTEMBER 30
                                                        ----------------------------------------
                                                        1997     1996     1995     1994     1993
                                                        ----     ----     ----     ----     ----
Earnings Available for Fixed Charges:
  Income from continuing operations before income
     taxes...........................................   $923     $730     $623     $457     $381
Adjustments:
  Undistributed (income) loss of affiliates..........     (9)      (3)       2        2       (1)
  Minority interest in loss of subsidiaries..........      2       --        4        6        5
                                                        ----     ----     ----     ----     ----
                                                         916      727      629      465      385
                                                        ====     ====     ====     ====     ====
Add fixed charges included in earnings:
  Interest expense...................................     27       22       14        5        5
  Interest element of rentals........................     55       54       46       38       38
                                                        ----     ----     ----     ----     ----
     Total...........................................     82       76       60       43       43
                                                        ----     ----     ----     ----     ----
  Total earnings available for fixed charges.........   $998     $803     $689     $508     $428
                                                        ====     ====     ====     ====     ====
Fixed Charges:
  Fixed charges included in earnings.................   $ 82     $ 76     $ 60     $ 43     $ 43
  Capitalized interest...............................      8        6        7        2       --
                                                        ----     ----     ----     ----     ----
  Total fixed charges................................   $ 90     $ 82     $ 67     $ 45     $ 43
                                                        ====     ====     ====     ====     ====
Ratio of Earnings to Fixed Charges(1)................   11.1      9.8     10.3     11.3     10.0
                                                        ====     ====     ====     ====     ====

---------

(1) In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.